EXHIBIT 11
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
               Trigen Energy Corporation and Subsidiaries
                   Computation of Earnings Per Share
                     (In thousands, except per share data)

                                    Year ended December 31,
                                    ----------------------------------------
                                    1998      1997      1996    1995     1994
                                    ----      ----      ----    ----     ----
Basic earnings per common share
--------------------------------
Earnings before extraordinary item  $6,557   $5,025    $14,051 $10,564  $8,561
Average equivalent shares
   Common shares outstanding        12,007   12,011     11,612  11,390   9,619
Basic earnings per common share      $0.55    $0.42      $1.21   $0.93  $ 0.89

Diluted earnings per common share
----------------------------------
Earnings before extraordinary item  $6,557   $5,025    $14,051 $10,564  $8,561
Average equivalent shares
   Common shares outstanding        12,007   12,011     11,612  11,390   9,619
   Stock option                          2      119         82     --      --
                                    ------   ------    -------   -----   -----
   Average equivalent shares        12,009   12,130     11,694  11,390   9,619
                                    ------  -------    -------  ------   -----
Diluted earnings per common share    $0.55    $0.41      $1.20   $0.93   $0.89
                                   -------  -------    -------  ------   -----

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